Exhibit 99.3

For Release

Israeli Post Terminates Relationship with MySize, Inc.

Airport City, Israel, April 20, 2017 --- MySize Inc. (the “Company”) (NASDAQ: MYSZ; TASE: MYSZ), developer of proprietary, smartphone measurement applications, announced today that the Company received a letter from the Israeli Postal Service (the “Israeli Post”) today terminating its relationship.

On April 18, 2017, MySize announced it had entered into a cooperation agreement with the Israeli Post which was mischaracterized by the Company as a definitive agreement. On April 19, 2017, the Company issued a corrective press release explaining that while MySize had submitted a proposal to the Israeli Post, which was initially received favorably, the parties had not entered into or signed any formal or definitive agreement, and did not expect to enter into a formal or definitive agreement with respect to the pilot program or new services until the completion of the development and trial periods.

The letter received by MySize today from the Israeli Post expressed its discontent with the series of events described above and noted their choice to cease communication with the Company.

About MYSIZE

MySize Inc. (TASE: MYSZ) (NASDAQ: MYSZ) has developed a unique measurement technology based on sophisticated algorithms and cutting edge technology with broad applications including apparel industry, e-commerce, shipping and parcel industry measurement.  This proprietary technology is driven by several patent-pending algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website. www.mysizeid.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements.  All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved.  Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections.  Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: an active trading market for our common stock may not develop on NASDAQ; the trading price for our common stock may fluctuate significantly; and the Company will continue to be a "controlled company," as defined under NASDAQ rules, and the interests of our controlling stockholder may differ from those of our public stockholders.  Forward-looking statements also are affected by the risk factors described in the Company's filings with the U.S. Securities and Exchange Commission.  Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Press Contact

Marjie Hadad

MH Communications

marjierhadad@gmail.com

+972-54-536-5220